UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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HERCULES INCORPORATED

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July 18, 2003

Dear Fellow Shareholder:

       The vote for Hercules' directors at our July 25th Annual Meeting is now only days away, and this may be your last opportunity to protect your interests and the Company's future by voting FOR Hercules' director nominees on the GOLD proxy card.

TIME IS SHORT — ACT TODAY.

       With the voting deadline rapidly approaching, keep in mind that the people of Hercules have worked hard over the last two years to turn your Company around. As a result, Hercules today is a much improved Company with significant opportunities for the future. To summarize just a few key points:

•
We have restored the Company's financial and operational health — our balance sheet is much stronger, sales and operating profits from our ongoing businesses are growing steadily, and our businesses are generating positive cash flows.

•
We have significantly improved our cost structure — our efforts in Work Process Redesign have made dramatic improvements to our processes, and this program will continue to be central to our strategy going forward as we work to further increase our competitive advantage.

•	We are successfully executing against clear priorities — cash flow generation, productivity improvements, and focused profitable growth.

•	We have a proven strategy to continue to strengthen our businesses and deliver increased shareholder value — in addition to continued focus on Work Process Redesign, this includes:

—	Reinforcing our company-wide applications knowledge and strength to add value through innovation to our customers' products and operations.

—	Maintaining our focus on business, manufacturing, application and technology strengths in our key markets.

—	Exploring complementary bolt-on acquisitions that would strengthen the growth and profitability of our businesses.

       In short, Hercules today has a solid foundation and is delivering good results. And, importantly, there are significant opportunities ahead to create additional value for all of our key stakeholders: shareholders, customers and employees.

       A recent New York Times article entitled ''Corporate Raider Tries a Moneyless Coup'' states, ''Samuel J. Heyman, the 1980's corporate raider, is at it again. Mr. Heyman . . . wants to take over Hercules, Inc., a chemical company worth more than $1 billion, for nothing.'' (Andrew Sorkin, Corporate Raider Tries a Moneyless Coup, The New York Times, July 11, 2003.) Protect your interests by rejecting Heyman's nominees — do not give him control of your Company.

       We ask that you allow us to continue to build on Hercules' renewed momentum by voting FOR the Hercules nominees by signing, dating and returning the enclosed GOLD proxy card. If you previously signed a white proxy card sent to you by Heyman, you can still change your vote — but only if you act today. Just sign, date and mail the enclosed GOLD proxy card, which will automatically revoke any earlier-dated proxy cards. If you already voted your GOLD proxy card, we appreciate your vote.

       On behalf of Hercules and its terrific employees, I want to thank you for your continued support. It is deeply appreciated.

Sincerely,

William H. Joyce Chairman and Chief Executive Officer

If you have any questions or require assistance in voting your GOLD proxy card, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, New York 10016
email: proxy@mackenziepartners.com
Call collect: (212) 929-5500
or
Toll Free: (800) 322-2885

       This letter includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, the outcome of the pending proxy contest, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, and adverse changes in economic and political climates around the world, including terrorist activities and international hostilities. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.